Exhibit 99.2

 Q2 2019 SHAREHOLDER LETTER August 5, 2019 Bollee Patino, commission for Dream Hotel, New York Courtesy Saatchi Art

HIGHLIGHTS

LEAF GROUP REVENUE
$35.8 Million +4% YoY
(Second Quarter 2019)


$34.3M
$41.5M
$45.5M
$34.0M
$35.8M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

LEAF GROUP NET LOSS
$(6.8) Million
(Second Quarter 2019)


$(6.3)M
$(6.0)M
$(4.9)M
$(10.3)M
$(6.8)M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

LEAF GROUP ADJUSTED EBITDA[1]
$(1.9) Million
(Second Quarter 2019)


$(0.6)M
$0.1M
$0.3M
$(5.6)M
$(1.9)M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MARKETPLACES REVENUE
$19.2 Million -2% YoY
(Second Quarter 2019)


$19.7M
$24.7M
$28.6M
$20.8M
$19.2M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MEDIA REVENUE
$16.6 Million +13% YoY
(Second Quarter 2019)


$14.7M
$16.7M
$16.9M
$13.2M
$16.6M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

Q2 2019 FINANCIAL SUMMARY

Leaf Group is comprised of two reporting segments: Marketplaces and Media.

For the second quarter of 2019:

- Total revenue increased 4% year-over-year from $34.3 million to $35.8 million due to a 13% increase in Media revenue, partially offset by a 2% decrease in Marketplaces revenue.
- Marketplaces revenue declined 2% year-over-year from $19.7 million to $19.2 million, reflecting a 10% year-over-year decline in Society6 Group revenue and a 41% increase in Saatchi Art Group revenue year-over-year.
- Media revenue increased 13% year-over-year from $14.7 million to $16.6 million. The increase in Media revenue was attributable to the acquisition of Well+Good in June 2018 and an increase in revenue from our premium sites, including Hunker, partially offset by a decrease in revenue from Livestrong.com.
- Net loss was $(6.8) million for the quarter, declining 7% year-over-year, and Adjusted EBITDA[1] was $(1.9) million for the quarter, reflecting a decline of $1.3 million year-over-year.
- Cash and cash equivalents was $9.9 million at period end with no debt outstanding.
- On a consolidated basis, Leaf Group's properties reached over 66 million monthly unique visitors in the U.S. in June 2019 (source: June 2019 U.S. comScore).

1 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.

LEAF GROUP | Q2 2019 Shareholder Letter 2

TO OUR SHAREHOLDERS Welcome to our Q2 2019 Shareholder Letter. In the pages that follow, we provide a detailed update on our businesses and brands and our most recent financial performance. Before that, however, we thought it useful to share a bit more about how we identify the opportunities and build the brands that over 60 million people visited monthly during our most recent quarter. ART & DESIGN We focus on building brands in the art & design and fitness & wellness categories not only because they are large and growing categories rapidly moving online, but because they are categories of genuine passion for hundreds of millions of consumers across the globe. Passionate consumers show a bias to action and richly reward those brands and businesses that deliver well against those points of passion. But large markets and passion categories are not enough – for brands to succeed they must identify, within categories, an essential context that is unserved or substantially underserved by existing brands or businesses and provide those customers with a superior product or service. SAATCHI ART The global art market is a $67 billion market2 that is still primarily offline, best known by headline-making multi-million dollar sales of masterworks by famous artists, most often facilitated by a handful of top auction houses and gallerists. However, over $40 billion of the addressable market is highly fragmented and mostly offline, with prices generally below $5,000. Our approach to thinking about customers and artists in the middle market is against the backdrop of a traditional art world that has failed to serve either group adequately. For many people who enjoy art, the brick and mortar art world has not been easy to access. Many consumers find galleries inaccessible or exclusionary and find it difficult or stressful to buy original art. And for many artists, getting represented by brick and mortar galleries is an uphill struggle or in many cases impossible. So everything we do for customers and artists is driven by a mission to offer an alternative, to give each group a transformative experience that they would not be able to find without us and, specifically, without what we can offer by being online. The essential context for us is connecting those nearly 90,000 emerging artists from across the globe, most of whom are unrepresented by physical galleries, to a potential audience of millions of art lovers who value unparalleled selection, affordability, and expert curation offered by a brand they can trust. FITNESS & WELLNESS HUNKER Two years ago, we launched Hunker, our home design site, because we felt that millions of prospective consumers were underserved by the existing home-related sites that were too niche, too pedestrian. Our goal is to help our audience imagine and create spaces that reflect who they are, whether 2 The Art Market 2019, Art Basel & UBS Report LEAF GROUP | Q2 2019 Shareholder Letter 3

it’s their first studio apartment or their dream house. This takes three primary forms: inspiring (via beautiful original imagery and home tours, both on our site and on platforms like Instagram); informing (through helpful content about design trends and traditions and home improvement); and activating (through product recommendations, creative DIYs, and, soon, direct sales of our own thoughtful home products). All of this is rooted in creating an authentic brand and engaging voice. Hunker’s content is not simply a tool to get people to act or transact, but a conversation with intrinsic value — a way to bring design lovers together, make them feel seen and heard, and become an enduring and positive presence in their lives. It’s only then that we can effectively motivate and empower them. While Hunker.com is our primary address, we understand that audiences and consumers can no longer be expected to show up exclusively on our front door. We find them where they are — whether it’s on social platforms and digital news feeds, at IRL spaces such as Hunker House, or through creative partnerships with other brands they love. SOCIETY6 Our Society6 business fills a growing need in a world where millions of people, many of whom raised on years of HGTV programming, want to live in a beautiful home which reflects their identity and their taste. Society6 connects artists and consumers around the world and enables the custom creation of high-quality home decor and lifestyle products. Our inventory of nearly six million designs puts our customers in charge of the design experience and makes it easy to live with beautiful things. Society6 offers something for everyone—whether it’s trending artwork from hot designers, beautiful home decor items to fit a unique aesthetic or a gift for the picky person with very specific taste. As an open platform, Society6 supports artists, both seasoned and new, by providing a marketplace for selling their original work, helping them find their voice and connecting them with fellow artists and customers. LIVESTRONG While most health related sites are focused primarily on illness and disease, at Leaf Group we’ve chosen to focus on healthy living and have dedicated ourselves to making Livestrong an indispensable resource for an audience of over 13 million consumers who visit us each month, and the millions more looking for such information. We do this by providing trustworthy, fact-based fitness and nutrition information that is easy to understand and implement and supported by the latest scientific research. We help anyone at any age or stage in their fitness journey with content that engages and informs and practical tools that help along the way as we believe achievements start with education and a commitment to small, daily choices. We document the habits that make an impact, whether people are navigating new workouts, trying to reach a healthy weight, fueling their bodies with the most nutritious foods, or looking for ways to improve their overall health and wellbeing. Our large audience, trusted content, and category leadership in general fitness and nutrition make Livestrong a very attractive brand for a wide variety of premium advertisers. WELL+GOOD Well+Good serves its audience by being a trusted advisor for navigating the ever-expanding—and sometimes confusing—world of wellness. We define and demystify what it means to live a healthy life: breaking down both contemporary modalities and centuries-old traditions; calling and covering trends; and telling our audience what to skip altogether. Well+Good speaks to women at any stage of their wellness journey. Our women have moved beyond the basics of healthy eating and fitness, to craving a more holistic approach to wellness that will service many, if not all, areas of their lives. This audience trusts Well+Good to curate the best products, experts, and services for them to try and experience. LEAF GROUP | Q2 2019 Shareholder Letter 4

Our content strategy is extremely nimble and we’re consistently iterating based on trends and new interest areas of our customers, ensuring we evolve as they do. Well+Good pushes to meet our people in a 360 degree fashion—through onsite content, social franchises, videos, podcasts and events. Wherever they are, we’re there for them. Further, we create deep connections with our audience by moving the relationship from the internet and into real life. Through our digital channels we connect minute-by-minute with our consumers, but this is enhanced through our TALKs, where Well+Good editors sit alongside our most dedicated customers to do deep-dives into various buzzy wellness topics, and our Retreats, where customers spend three days immersed in transformative health and wellness experiences. The power of these different touchpoints is extremely attractive to our advertisers, creating the basis for innovative and compelling integrated marketing programs, which have been successful for our advertisers. * * * At Leaf Group, we believe that if we build a portfolio of trusted brands within our categories of focus and serve those 60 million and growing consumers who visit our brands every month extremely well, we will build a profoundly valuable and enduring business that gets stronger by the year. If we do our jobs well, when we look out over the next several years, we can see ourselves owning and operating some of the most loved and trusted brands in art & design and fitness & wellness and that will be a mighty fine thing for us and richly rewarding for our shareholders. LEAF GROUP | Q2 2019 Shareholder Letter 5

Q2 2019 BUSINESS HIGHLIGHTS

In Q2 2019, Leaf Group delivered 4% top line growth with revenue of $35.6 million, driven by 13% growth in Media, offset by a 2% decline in Marketplaces. In Q2 2019, on the Media front, branded direct revenue rebounded driven by new deals with several well-known brands across our premium properties. Our Marketplace brands rolled out improvements in customer experience and Society6 introduced several new products including its Outdoor Collection to expand its offerings in the home decor space.

FITNESS & WELLNESS

The Fitness & Wellness Group continues to solidify its position as the leading platform for marketers in the sector, as evidenced by our brand partnerships this quarter, with Vital Proteins, Youtheory, and Beats, among others. We also signed a deal with Tide for Well+Good – our first within the Procter & Gamble brand portfolio. Livestrong made significant strides in upgrading its existing content library to ensure best-in-class content for readers, and expanded its in-house editorial and social media teams. We are also seeing traction around core offerings from the Fitness & Wellness Group, including events and signature editorial franchises such as the Well+Good TALKS series.


WELL + GOOD
TALKS
ONE STOP WELLNESS

Well+Good TALK Series
Photos by Martin Lee Studio

LEAF GROUP | Q2 2019 Shareholder Letter 6

WELL+GOOD

Well+Good continues to drive strong traffic growth with solid month-over-month growth through Q2 2019 and a 66% increase year-over-year reaching 7.2 million unique monthly visitors in June 2019 (source: June 2019 comScore), surpassing many of its competitors. The brand also launched its first ever cookbook in April 2019, featuring recipes from 100 of the top personalities within the food and wellness space, including Venus Williams, Misty Copeland, Padma Lakshmi and Max Lugavere. The cookbook has received praise from readers and press alike, and has been featured in The Hollywood Reporter, Good Morning America, New York Magazine, Forbes and Parade, among others.



Well+Good TALK celebrating the launch of The Well+Good Cookbook
Photos by Martin Lee Studio

In Q2 2019, Well+Good continued to expand its editorial franchises, including the launch of "Trainer of the Month Club" on Instagram, YouTube and its website, and "Cook With Us" on Facebook. Well+Good takes a unique approach to the development of these franchises, cultivating content across platforms and leading with the channel where it connects best with readers, and not necessarily launching site-first. This unique focus on franchises has created a multi-layered approach to editorial content which has resonated with both readers and advertisers.

> "The book makes it easier than ever to eat like stars, with recipes from an array of other A-listers."
>
> *Alexandra Cheney*
> **The Hollywood Reporter**

LIVESTRONG.COM

With its mass audience of health and fitness enthusiasts, Livestrong provides the perfect counterpart to Well+Good's trend-forward take on wellness. In Q2 2019, the Fitness & Wellness Group continued to leverage the complementary audiences of Well+Good and Livestrong for advertising partners. One such example is Vital Proteins, whose multi-brand campaign utilized Livestrong's fitness-focused readership to reach a fresh audience. We also continue to upgrade Livestrong's content library. In Q2 2019, a total of 2,000 articles were significantly renovated, resulting in major improvements to Livestrong's content, writing and sourcing of information. This is a major undertaking and we expect production to double in Q3 2019. We believe that this content renovation will also lead to a return to higher traffic numbers. The editorial team is also working on new content for readers delivering quality features and authoritative information on trending topics in the health and wellness space.


WORKOUT CLASSES
101

Vital Proteins Multi-Brand Campaign

Beyond editorial, Livestrong has cultivated a fiercely loyal following on Facebook through its monthly fitness challenge program. Through thoughtful programming and careful moderation, Livestrong has developed a community that supports each other by sharing their challenges and successes on the Livestrong Challenge group page. This dedicated group saw strong engagement in Q2 2019, with membership up 10% and engagement up approximately 65% over the previous quarter.


LIVESTRONG.COM
Challenge Group
The 30-Day Abs Challenge
The 30-Day Push-Up Challenge

Facebook Challenge Group

LEAF GROUP | Q2 2019 Shareholder Letter 7

ART & DESIGN

In Q2 2019, our Art & Design category implemented new tools and introduced new products to the market. Hunker made significant strides in both site traffic and revenue for the quarter, and notably onboarded Walmart as a new brand partner. Society6 launched a number of new products and collections, deepening its home decor offering. Saatchi Art delivered strong growth this quarter, leveraging an improved marketing strategy to drive high average order value (AOV), while The Other Art Fair also saw significant growth for its Q2 2019 fairs, most notably in Brooklyn and Chicago.



Walmart Campaign with Hunker



Saatchi Art's Partnership with Dream Hotel in New York. Bollee Patino's 16-foot artwork



Society6 The Outdoor Collection

hunker

RANKED #1

RANKED #1 DIGITAL HOME BRAND[3]

Hunker set records for both traffic and revenue with over 13.8 million unique visitors to the site in June 2019 (source: June 2019 comScore), an all-time high in the brand's history and a 58% improvement year-over-year. Hunker continues to gain traction with direct advertisers, including a major branded campaign with Walmart. This deal includes a custom content hub and creative produced by the Hunker editorial team, plus an event at the Hunker House.

Hunker also launched several new shoppable product features to enhance our offerings to brand partners and create a shorter path to conversion, while also creating a better experience for readers. These features include images with hotspots that allow readers to shop products within a lifestyle image and product carousels where readers can flip through multiple products within a single story.


OUT — SIDE VOICES
Shop the Room
Wide Stripe Bat

Walmart Campaign supporting Hunker's new home and outdoor collection

3 June 2019 U.S. comScore on a single site basis

LEAF GROUP | Q2 2019 Shareholder Letter 8

Saatchi Art Group delivered another strong quarter, with 41% revenue growth. This quarter, we focused heavily on developing a more layered content marketing program designed to connect with audiences that match Saatchi Art’s key customer personas. High value buyers responded well to these new content marketing campaigns and, for our mid-market customers, our new artist-generated content campaign, highlighting the inspiration behind an artist’s creations, has had a strong start as well. Our debut artist-generated content campaign with Angel Rivas beat all previous engagement metrics in the history of the business, and sold seven of Angel’s works within 24 hours. Saatchi Art has also continued to make inroads in the commercial sector, including a large art installation at the Dream Hotel in New York by artist Bollee Patino. In Q2 2019, The Other Art Fair generated nearly $1 million in revenue from three fairs and saw a 25% improvement in stand sales for the second annual Chicago fair. As the first activation in a partnership that spans Leaf Group’s media and marketplace platforms, Bombay Sapphire partnered with The Other Art Fair to present a pop-up creative lab in Chicago that included free gin cocktails and workshops taught by well known local artists. The broader partnership program will launch in September 2019 at The Other Art Fair Los Angeles and will include brand activation at four upcoming fairs, content on Society6, and media on Hunker. Video of Angel Rivas on Saatchi Art’s Instagram Bollee Patino painting at the Dream Hotel in New York In Q2 2019, Society6 Group focused on expanding its product assortment and now offers 70+ products across the home decor and lifestyle categories. In May 2019, Society6 launched The Outdoor Collection, which included six new products: sun shade, sling chair, picnic blanket, welcome mat and outdoor floor pillow. This new collection expands the brand’s home decor product offerings and was widely featured in the press, including Domino, House Beautiful, HGTV.com and Apartment Therapy. The Society6 team utilized key customer insights and data surrounding popular search terms to identify a consumer need for nursery and children’s room decor, laying the foundation for the development of the Lil 6ers collection, which includes kid-friendly wall art, bathroom decor, window curtains and home accents. The merchandising team worked diligently to curate a selection of designs by some of Society6’s top-selling artists and supported this new offering with an influencer campaign featuring interior design experts and mom lifestyle bloggers, including Claire Thomas, Mary Lauren and Jessie De Lowe. We also completed important improvements in customer experience in Q2 2019, with the rollout of new department pages that offer improved product discoverability on the site due to an updated site taxonomy. The Outdoor Collection LEAF GROUP | Q2 2019 Shareholder Letter 9

FINANCIAL REVIEW

LEAF GROUP REVENUE

$35.8 Million +4% YoY

(Second Quarter 2019)



$34.3M
$41.5M
$45.5M
$34.0M
$35.8M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

LEAF GROUP NET LOSS

$(6.8) Million

(Second Quarter 2019)



$(6.3)M
$(6.0)M
$(4.9)M
$(10.3)M
$(6.8)M
Q2 2018
Q3 2018
Q34 2018
Q1 2019
Q2 2019

LEAF GROUP ADJUSTED EBITDA[4]

$(1.9) Million

(Second Quarter 2019)



$(0.6)M
$0.1M
$0.3M
$(5.6)M
$(1.9)M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

Total revenue for Q2 2019 was $35.8 million, up 4% year-over-year driven by 13% year-over-year growth in our Media Segment, partially offset by 2% year-over-year decline in our Marketplaces Segment. Net loss for Q2 2019 was $(6.8) million, a 7% decline year-over-year. Adjusted EBITDA was $(1.9) million in Q2 2019, a $1.3 million decline versus the prior year period. Additionally, in Q2 2019, we incurred corporate and legal expenses of $0.5 million associated with potential proxy contest and strategic review costs including fees of legal, financial and other advisors. Cash flows from operations for Q2 2019 was $(5.9) million mainly driven by changes in working capital and earn out payments to DenyDesigns and Well+Good, while free cash flow[4] for Q2 2019 was $(7.6) million, ending the quarter with a cash balance of $9.9 million. Based on seasonal historical trends in our Marketplaces segment, we expect our cash balances to increase in the second half of 2019.

MEDIA REVENUE

$16.6 Million +13% YoY

(Second Quarter 2019)



$14.7M
$16.7M
$16.9M
$13.2M
$16.6M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MEDIA REVENUE PER VISIT[5]

$21.93 +15% YoY

(Second Quarter 2019)



$19.04
$25.17
$27.19
$18.83
$21.93
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MEDIA VISITS

757 Million -2% YoY

(Second Quarter 2019)



770M
665M
622M
701M
757M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

Q2 2019 Media revenue was $16.6 million, up 13% year-over-year from $14.7 million in the prior year period. Media revenue growth was driven by the addition of Well + Good, which we acquired in June 2018, and further monetization gains across our media properties including Hunker, partially offset by a year-over-year decrease in revenue on Livestrong.com.

Total visits to our media properties in Q2 2019 were 757 million, down 2% versus the prior year period as growth in our premium sites, such as Hunker and Well +Good, was offset by the full quarter year-over-year impact of reductions in Livestrong.com traffic. RPV for our Media properties was $21.93 for Q2 2019, up $2.89 or 15% versus the prior year period, driven by the addition of a full quarter of Well+Good results and reflecting the strength in video and programmatic as well as improving monetization across our media assets. Q2 2019 Media revenue increased $3.4 million on a quarter-over-quarter basis driven by improvement in branded direct revenue primarily in Fitness & Wellness.

4 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.

5 Revenue per one thousand visits.

LEAF GROUP | Q2 2019 Shareholder Letter 10

MARKETPLACES REVENUE

$19.2 Million -2% YoY

(Second Quarter 2019)



$19.7M
$24.7M
$28.6M
$20.8M
$19.2M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MARKETPLACES GTV

$25.0 Million +2% YoY

(Second Quarter 2019)



$24.5M
$30.2M
$35.7M
$27.1M
$25.0M
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

MARKETPLACES TRANSACTIONS

232 Thousand -15% YoY

(Second Quarter 2019)



273K
374K
481K
297K
232K
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

Q2 2019 Marketplaces Segment revenue was $19.2 million, down 2% year-over-year. This decline was driven by a 10% decrease in revenue for Society6 Group while revenue for Saatchi Art Group grew 41% year-over-year. Q2 2019 Marketplaces GTV increased 2% year-over-year to $25.0 million driven by a 29% increase in gross transaction value (GTV) from Saatchi Art Group partly offset by a 6% decline in GTV from Society6 Group. The decline in GTV for Society6 Group was primarily driven by lower transactions partly offset by an increase in AOV for Society6 Group due to increases in items per order, price per item and the amount of sales tax we collect as a consequence of the impact of the U.S. Supreme Court's Wayfair decision which permits states to adopt laws requiring sellers to collect sales and use tax, even in states where the seller has no physical presence. The number of transactions decreased 15% in Q2 2019 as compared to the same period in 2018, primarily due to decreases in international sales on Society6 and from our decision to focus on sales generated through our platforms directly rather than selling through third-party marketplaces but increasing AOV.

In Q2 2019, Society6 U.S. direct-to-consumer GTV declined 3% on a year-over-year basis versus 3% growth on a year-over-year basis in Q1 2019. In Q2 2019, we began collecting internet sales tax as a consequence of the impact of the Wayfair decision which we believe impacted conversion rates. International GTV declined 27% in Q2 2019 versus the prior year period primarily driven by declines in Canada and Australia and continued weakness in Europe. While it is still early for our recently launched site in Germany (Society6.de), we are encouraged by stronger conversion rates which are more than three times higher than existing German customer traffic to our dot.com site. As well, we are seeing nearly 30% higher AOV as customers embrace our fully localized offering. Additionally, as expected, growth was negatively impacted by our decision to focus less on third party marketplaces and more on direct customer relationships which was the primary driver of lower transactions year over year. Society6 third party marketplaces GTV declined 91% year-over-year in Q2 2019 versus a 92% decline on a year-over-year basis in Q1 2019. In Q2 2019, our B2B segment had a strong quarter with GTV growing over 30% year-over-year. While still a small percentage of Society6 GTV, we believe this segment has a long runway for growth working with retailers and online companies in the home decor category.

Saatchi Art Group delivered another strong quarter with Q2 2019 revenue increasing 41% year-over-year driven by 24% revenue growth for Saatchi Art. Saatchi Art saw strong growth online with GTV increasing 22% as well as strong sales in its emerging hospitality segment as the Saatchi brand is gaining traction with designers and property owners. The Other Art Fair also drove strong growth with Q2 2019 with three fairs in Chicago, Brooklyn and Melbourne compared to one fair in the prior year period.

Our quarterly net loss for Q2 2019 was $(6.8) million, declining 7% year-over-year. Our quarterly Adjusted EBITDA declined $1.3 million year-over-year to $(1.9) million primarily driven by investments in content renovation and lower transaction volume at Society6 on a year-over-year basis while gross margin improved 290 basis points on a quarter-over-quarter basis as we took steps to reduce promotional levels and improve shipping costs. Q2 2019 Adjusted EBITDA included $0.5 million costs associated with the potential proxy contest and strategic review costs including fees of legal, financial and other advisors and strategic review.

LEAF GROUP | Q2 2019 Shareholder Letter 11

MARKETPLACES CONTRIBUTION $(1.3) Million (Second Quarter 2019) MEDIA CONTRIBUTION $6.6 Million (Second Quarter 2019) 7% YoY $0.3M Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 LEAF GROUP NET LOSS $(6.8) Million (Second Quarter 2019) LEAF GROUP ADJUSTED EBITDA $(1.9) Million (Second Quarter 2019) Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q2 2019 Media Segment Contribution Margin increased 7% year-over-year to $6.6 million, or 40.0% of Media revenue, driven by higher revenue while partly offset by lower revenue for Livestrong.com, content renovation investments and expansion of our direct branded salesforce. On the Marketplaces side, Segment Contribution Margin for Q2 2019 was $(1.3) million versus $(0.5) million in the prior year period due to lower volume as well as incremental investments in mobile and marketing as well as lower Society6 gross margin. Q2 2019 corporate expense of $7.2 million represented 20.2% of revenue, up from 19.9% in Q2 2018 primarily due to one-time costs of $0.5 million associated with potential proxy contest and strategic review costs including fees of legal, financial and other advisors. Q2 2019 cash flows from operations was $(5.9) million, compared to $(1.1) million in the prior year period. Q2 2019 free cash flow was $(7.6) million, down $(4.7) million compared to free cash flow of $(2.9) million in Q2 2018. Our balance sheet remains debt free. At the end of Q4 2018, we had federal net operating loss carryforwards of approximately $220 million, which expire between 2021 and 2037. Net operating loss carryforwards generated starting 2018 can be carried forward indefinitely. State NOL carryforwards of approximately $78 million expire between 2019 and 2038. Looking ahead, we expect solid growth across our premium Media brands in the second half of 2019 driven by our investments content renovation, further expansion of branded direct sales as well as mobile. On the Marketplace front, we expect strong growth to continue for Saatchi Art Group. For Society6, we are beginning to test new third party marketplace merchandising and to further expand our B2B segment, and are excited by the preliminary results in Germany and we expect to test localized marketing efforts. We will continue to invest in our young brands including further diversifying revenue in our Media properties through commerce and experiential events. On the Marketplace front, we are investing in localization efforts for Saatchi Art as well investments in enhancing artist tools and improvements in customer experience at Society6. LEAF GROUP | Q2 2019 Shareholder Letter 12 $(6.3)M $(6.0)M $(4.9)M $(10.3)M $(6.8)M $0.1M $0.3M $(0.6)M $(5.6)M $(1.9)M $(0.5)M $(1.0)M $(1.3)M $(1.3)M $7.9M $6.5M $6.6M $3.6M $6.6M

FINANCIAL SUMMARY

(In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,	
	2019	2018
Marketplaces revenue	$ 19,189	$ 19,655
Media revenue	16,600	14,666
Total revenue	$ 35,789	$ 34,321
Net loss	$ (6,762)	$ (6,293)
EPS - basic and diluted	$ (0.26)	$ (0.25)
Adjusted EBITDA[1]	$ (1,936)	$ (614)
Net cash used in operating activities	$ (5,885)	$ (1,102)
Free cash flow[1]	$ (7,639)	$ (2,930)

(1) These non-GAAP financial measures are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables.

OPERATING METRICS

	THREE MONTHS ENDED JUNE 30,		
	2019	2018	% CHANGE
Marketplaces Metrics:			
Number of Transactions[1]	232,124	273,280	(15) %
Gross Transaction Value[2] (in thousands)	$ 25,048	$ 24,507	2 %
Media Metrics:			
Visits per Google Analytics[3] (in thousands)	756,938	770,460	(2) %
Revenue per Visit (RPV)[4]	$ 21.93	$ 19.04	15 %

(1) Number of transactions is defined as the total number of Marketplaces transactions successfully completed by a customer during the applicable period, excluding certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales.

(2) Gross transaction value is defined as the total dollar value of Marketplaces transactions, excluding the revenue from certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is the total amount paid by the customer including the total product price inclusive of artist margin, shipping charges, sales taxes, and is net of any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company.

(3) Visits per Google Analytics is defined as the total number of times users access the Company's content across (a) one of its owned and operated properties and/or (b) one of its customers' properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. Additionally, a visit is also considered to have ended at midnight or if a user arrives via one campaign, leaves, and then comes back via a different campaign.

(4) RPV is defined as Media revenue per one thousand visits.

LEAF GROUP | Q2 2019 Shareholder Letter 13

USE OF NON-GAAP FINANCIAL MEASURES To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the Company’s management and board of directors to understand and evaluate the Company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the Company’s core operating results. Management also uses these measures to prepare and update the Company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the Company’s financial statements. Accordingly, the Company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and in comparing operating results across periods and to those of Leaf Group’s peer companies. The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company’s financial performance and operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude or include different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The Company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation, contingent payments to certain key employees/equity holders of acquired businesses and other payments attributable to acquisition, disposition or corporate realignment activities. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the Company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the Company’s businesses, and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Segment Operating Contribution as earnings before corporate or unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Management believes that the exclusion of certain expenses and gains in calculating Segment Operating Contribution provides a useful measure for period-to-period comparisons of the segment’s underlying revenue and operating costs that is focused more closely on the current costs necessary to operate the segment, and reflects the segment’s ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash flows from contingent payments to certain key employees/equity holders of acquired businesses; other payments attributable to acquisition, disposition or corporate realignment activities; purchases of property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in its businesses, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares. ABOUT LEAF GROUP Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, digital-first brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com. CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS This shareholder letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements set forth in this shareholder letter include, among other things, statements regarding potential synergies achieved from acquisitions, the impact of strategic operational changes and the Company’s future financial performance. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance; could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services; and are based on current expectations, estimates and projections about the Company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the Company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2018 filed with the Securities and Exchange Commission (http:// www.sec.gov) on March 4, 2019, as such risks and uncertainties may be updated from time to time in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: the Company’s ability to successfully drive and increase traffic to its marketplaces and media properties; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!; the Company’s ability to attract new and repeat customers and artists to its marketplaces and successfully grow its marketplace businesses; the potential impact on advertising-based revenue from lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields, increased availability of ad blocking software, particularly on mobile devices and/or ongoing changes in ad unit formats; the Company’s dependence on various agreements with a specific business partner for a significant portion of its advertising revenue; the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the Company’s history of incurring net operating losses; the Company’s ability to obtain capital when desired on favorable terms; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; the Company’s ability to effectively integrate, manage, operate and grow acquired businesses; the Company’s ability to retain key personnel; the Company’s ability to prevent any actual or perceived security breaches; the Company’s ability to expand its business internationally; the review of strategic alternatives; the Company’s ability to generate long-term value for its stockholders; and any future actions that may be taken by activist stockholders. From time to time, the Company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. Any forward-looking statement made by the Company in this shareholder letter is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to revise or update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law, and may not provide this type of information in the future. LEAF GROUP | Q2 2019 Shareholder Letter 14

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED (In thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,	
	2019	2018
Revenue:		
Product revenue	$ 15,869	$ 17,192
Service revenue	19,920	17,129
Total revenue	35,789	34,321
Operating expenses:		
Product costs (exclusive of amortization of intangible assets shown separately below)(1)	12,010	12,464
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)	8,981	6,561
Sales and marketing(1)(2)	7,488	7,859
Product development(1)(2)	5,110	5,095
General and administrative(1)(2)	8,112	7,661
Amortization of intangible assets	895	956
Total operating expenses	42,596	40,596
Loss from operations	(6,807)	(6,275)
Interest income	66	30
Interest expense	(6)	(1)
Other expense, net	19	(25)
Loss before income taxes	(6,728)	(6,271)
Income tax expense	(34)	(22)
Net Loss	$ (6,762)	$ (6,293)
Net loss per share - basic and diluted	$ (0.26)	$ (0.25)
Weighted average number of shares - basic and diluted	25,907	24,854

(1) Depreciation expense included in the above line items:		
Product costs	$ 393	$ 213
Service costs	944	737
Sales and marketing	6	8
Product development	12	18
General and administrative	412	514
Total depreciation	$ 1,767	$ 1,490
(2) Stock-based compensation included in the above line items:		
Service costs	$ 262	$ 177
Sales and marketing	171	258
Product development	564	651
General and administrative	1,212	1,590
Total stock-based compensation	$ 2,209	$ 2,676

LEAF GROUP | Q2 2019 Shareholder Letter 15

CONSOLIDATED BALANCE SHEET

UNAUDITED (In thousands)

	JUNE 30, 2019	DECEMBER 31, 2018
Assets		
Current assets		
Cash and cash equivalents	$ 9,904	$ 31,081
Accounts receivable, net	11,592	12,627
Prepaid expenses and other current assets	3,803	3,932
Total current assets	25,299	47,640
Property and equipment, net	13,300	13,126
Operating lease right-of-use assets	8,182	—
Intangible assets, net	14,122	13,933
Goodwill	19,432	19,435
Other assets	761	988
Total assets	$ 81,096	$ 95,122
Liabilities and Stockholders' Equity		
Current liabilitites		
Accounts payable	$ 2,190	$ 1,519
Accrued expenses and other current liabilities	15,846	22,149
Deferred revenue	2,640	2,115
Total current liabilities	20,676	25,783
Deferred tax liability	91	86
Operating lease liabilities	7,643	—
Other liabilities	262	2,566
Total liabilities	28,672	28,435
Commitments and contingencies		
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	557,185	554,403
Treasury stock	(35,706)	(35,706)
Accumulated other comprehensive loss	(49)	(52)
Accumulated deficit	(469,009)	(451,961)
Total stockholders' equity	52,424	66,687
Total liabilities and stockholders' equity	$ 81,096	$ 95,122

LEAF GROUP | Q2 2019 Shareholder Letter 16

CONSOLIDATED STATEMENTS OF CASH FLOW

UNAUDITED (In thousands)

	THREE MONTHS ENDED JUNE 30, 2019	THREE MONTHS ENDED JUNE 30, 2018
Cash flows from operating activities		
Net loss	$ (6,762)	$ (6,293)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation and amortization	2,662	2,446
Non-cash lease expense	487	—
Deferred income taxes	(11)	(1)
Stock-based compensation	2,209	2,676
Other	(2)	(46)
Change in operating assets and liabilities, net of effect of acquisitions and disposals:		
Accounts receivable, net	(753)	327
Prepaid expenses and other current assets	62	500
Other long-term assets	42	24
Operating lease ROU assets and liabilities	(484)	—
Accounts payable	(1,396)	(496)
Accrued expenses and other liabilities	(1,109)	207
Deferred revenue	(830)	(446)
Net cash used in operating activities	(5,885)	(1,102)
Cash flows from investing activities		
Purchases of property and equipment	(1,754)	(1,828)
Cash paid for acquisitions, net of cash acquired	—	(10,349)
Net cash used in investing activities	(1,754)	(12,177)
Cash flows from financing activities		
Proceeds from exercises of stock options and purchases under ESPP	175	481
Taxes paid on net share settlements of restricted stock units	(717)	(866)
Cash paid for acquisition holdback	(625)	—
Cash paid for contingent consideration liability	(934)	(905)
Other	(25)	(17)
Net cash used in financing activities	(2,126)	(1,307)
Effect of foreign currency on cash, cash equivalents and restricted cash	4	15
Change in cash, cash equivalents and restricted cash	(9,761)	(14,571)
Cash, cash equivalents and restricted cash, beginning of period	20,383	47,377
Cash, cash equivalents and restricted cash, end of period	$ 10,622	$ 32,806
Reconciliation of cash, cash equivalents and restricted cash		
Cash and cash equivalents	$ 9,904	$ 31,952
Restricted cash included in other current assets	136	136
Restricted cash included in other long-term assets	582	718
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$ 10,622	$ 32,806

LEAF GROUP | Q2 2019 Shareholder Letter 17

NON-GAAP FINANCIAL MEASURES

(In thousands)

	THREE MONTHS ENDED JUNE 30,	
	2019	2018
Adjusted EBITDA:		
Net loss	$ (6,762)	$ (6,293)
Add (deduct):		
Income tax (benefit) expense	34	22
Interest (income) expense, net	(60)	(29)
Other expense (income), net	(19)	25
Depreciation and amortization[1]	2,662	2,446
Stock-based compensation[2]	2,209	2,676
Acquisition, disposition, realignment and contingent payment costs[3]	—	539
Adjusted EBITDA	$ (1,936)	$ (614)
Free Cash Flow:		
Net cash used in operating activities	$ (5,885)	$ (1,102)
Purchases of property and equipment	(1,754)	(1,828)
Free Cash Flow	$ (7,639)	$ (2,930)

(1) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the Company's GAAP results of operations.

(2) Represents the expense related to stock-based awards granted to employees, as included in the Company's GAAP results of operations.

LEAF GROUP | Q2 2019 Shareholder Letter 18

SEGMENT REPORTING

(In thousands)

	THREE MONTHS ENDED JUNE 30,	
	2019	2018
Segment Revenue:		
Marketplaces	$ 19,189	$ 19,655
Media	16,600	14,666
Total revenue	$ 35,789	$ 34,321
Segment Operating Contribution:		
Marketplaces[1]	$ (1,344)	$ (548)
Media[1]	6,645	6,219
Add (deduct):		
Corporate expenses[2]	(7,237)	(6,824)
Acquisition, disposition and realignment costs[3]	—	539
Adjusted EBITDA	$ (1,936)	$ (614)
Reconciliation to consolidated pre-tax income (loss):		
Adjusted EBITDA	$ (1,936)	$ (614)
Add (deduct):		
Interest income (expense), net	60	29
Other income (expense), net	19	(25)
Depreciation and amortization[4]	(2,662)	(2,446)
Stock-based compensation[5]	(2,209)	(2,676)
Acquisition, disposition, realignment and contingent payment costs[6]	—	(539)
Loss before income taxes	$ (6,728)	$ (6,271)

(1) Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses.

(2) Corporate expenses include corporate and unallocated operating expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); and (e) income taxes.

(3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, and (c) other payments attributable to acquisition, disposition or corporate realignment activities, excluding contingent payments to certain key employees/equity holders of acquired businesses.

(4) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company's GAAP results of operations.

(5) Represents the expense related to stock-based awards granted to employees as included in the Company's GAAP results of operations.

(6) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities.

LEAF GROUP | Q2 2019 Shareholder Letter 19